Exhibit 99.1

FOR IMMEDIATE RELEASE
ATTENTION: FINANCIAL AND BUSINESS EDITORS

Contact:	Martin A. Dietrich, CEO
Michael J. Chewens, CFO
NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
607-337-6119

NBT BANCORP INC. ANNOUNCES FIRST QUARTER DILUTED EARNINGS PER SHARE OF $0.41, NET INCOME OF $13.7 MILLION; ORGANIC LOAN GROWTH OF 4.2%

NORWICH, NY (April 23, 2012) – NBT Bancorp Inc. (NBT) (NASDAQ: NBTB) reported today net income for the three months ended March 31, 2012 was $13.7 million, down $0.6 million, or 4.6%, from the three months ended March 31, 2011. Net income per diluted share for the three months ended March 31, 2012 was $0.41 per share, equal to the net income per diluted share for the three months ended March 31, 2011. Annualized return on average assets and return on average equity were 0.97% and 10.12%, respectively, for the three months ended March 31, 2012, compared with 1.08% and 10.78%, respectively, for the three months ended March 31, 2011. Net interest margin (on a fully taxable equivalent or FTE basis) was 3.90% for the three months ended March 31, 2012, down 21 basis points from 4.11% for the three months ended March 31, 2011.

Selected highlights for the first quarter of 2012 include:

•	Diluted earnings per share of $0.41 equaled last year’s first quarter results.

•
Outstanding loan balances as of March 31, 2012 are up 5.3% from a year ago, driven by 4.2% organic growth for the same period.  Average loan balances for the quarter ending March 31, 2012 compared to March 31, 2011 were up the same.

•	Net interest margin was 3.90% for the first quarter, down from the same period of 2011, resulting from the continued impact of the low rate environment on loans and investments.

•	Annualized net charge-off ratio was 0.47% as compared to 0.59% for the same period last year.

•	Past due loans to total loans and leases was 0.58% as compared to 0.89% at December 31, 2011.

•	Continued strategic expansion:
•	In New York: Closed on three branches in Greene County and customer balances of a branch in Schoharie County on January 21, 2012.
•	In Massachusetts: Opened a fifth Massachusetts branch in Lenox on February 7, 2012.
•	In New Hampshire: Acquisition of Hampshire First Bank is expected to close in the second quarter of 2012.

“While the still-fragile economy poses ongoing challenges, NBT continues to invest in the future and expand delivery of our unique brand of community banking,” said NBT President and CEO Martin Dietrich. “During the first quarter of 2012, we were pleased to add locations in Greene County, N.Y., and to open our fifth office in Western Massachusetts. In the second quarter, we look forward to entering a fifth state with the completion of our acquisition of Hampshire First Bank. Our consistent ability to generate loan growth, coupled with our strong fundamentals and quality team of community-minded bankers will enable NBT to continue to navigate the challenges ahead.”

Loan and Lease Quality and Provision for Loan and Lease Losses

The Company recorded a provision for loan and lease losses of $4.5 million during the three months ended March 31, 2012, as compared with $4.0 million for the three months ended March 31, 2011. Net charge-offs were $4.5 million for the three months ended March 31, 2012, down from $5.3 million for the same period in 2011, due primarily to the charge-off of one large commercial loan during the first quarter of 2011. The annualized net charge-off ratio for the three months ended March 31, 2012 was 0.47% compared to 0.59% for the three months ended March 31, 2011.

Past due loans as a percentage of total loans was 0.58% at March 31, 2012, as compared with 0.89% at December 31, 2011. Nonperforming loans increased to $45.9 million or 1.20% of total loans and leases at March 31, 2012 compared with $41.5 million or 1.09% at December 31, 2011, due to an increase in nonaccrual loans related to one commercial relationship, which has been specifically reserved for by the Company during the three months ended March 31, 2012

Improvement in certain general asset quality indicators reduced the allowance which was offset by the aforementioned specific credit.  The allowance for loan and lease losses totaled $71.3 million at March 31, 2012 and December 31, 2011. The allowance for loan and lease losses as a percentage of loans and leases was 1.87% at March 31, 2012 as compared to 1.88% at December 31, 2011.

Net Interest Income

Net interest income was up slightly to $49.4 million for the three months ended March 31, 2012, compared with $49.3 million for the three months ended March 31, 2011. The Company’s FTE net interest margin was 3.90% for the three months ended March 31, 2012, down from 4.11% for the three months ended March 31, 2011. The increase in average earning assets in the first quarter of 2012 as compared to the first quarter of 2011 offset the decline in net interest margin, resulting in a relatively flat net interest income for the periods.

While the yield on interest bearing liabilities decreased 20 basis points, the yield on interest earning assets declined 38 basis points, resulting in margin compression for the three months ended March 31, 2012, compared to the same period for 2011. The yield on securities available for sale was 2.61% for the three months ended March 31, 2012, as compared with 3.14% for the three months ended March 31, 2011. This decrease was due primarily to the reinvestment of cash flows from maturing securities and cash received from branch acquisitions into lower yielding securities in the current rate environment. The average balance of securities available for sale for the first quarter of 2012 was $1.2 billion, up approximately $114.7 million, or 10.4%, from the first quarter of 2011. This increase was due primarily to reinvestment of maturing held to maturity securities into available for sale securities, and investment of liquidity from acquisition activity and deposit growth into available for sale securities. The yield on loans and leases was 5.33% for the three months ended March 31, 2012, as compared with 5.73% for the three months ended March 31, 2011. The average balance of loans and leases for the first quarter of 2012 was $3.8 billion, up approximately $193.3 million, or 5.3% (4.2% organic), from the first quarter of 2011. The rate on time deposits was 1.63% for the three months ended March 31, 2012, as compared with 1.90% for the three months ended March 31, 2011, while the rate on money market deposit accounts was 0.23% for the three months ended March 31, 2012, as compared with 0.42% for the three months ended March 31, 2011.

Noninterest Income

Noninterest income for the three months ended March 31, 2012 was $23.1 million, up 14.6% or $3.0 million, compared with $20.1 million for the same period in 2011. Insurance and other financial services revenue increased approximately $0.4 million for the three months ended March 31, 2012, as compared to the three months ended March 31, 2011. This increase was due primarily to the acquisition of an insurance agency during the second quarter of 2011 and an increase in brokerage commission revenue from new business. ATM and debit card fees increased approximately $0.3 million for the three months ended March 31, 2012, as compared to the three months ended March 31, 2011, due primarily to an increase in card usage. Other noninterest income increased approximately $2.4 million for the three months ended March 31, 2012 as compared to March 31, 2011. This increase was due primarily to a $1.1 million payoff gain on a purchased commercial real estate loan as well as a prepayment penalty fee collected totaling $0.8 million during the first quarter of 2012, related to a previously disclosed loss of a retirement plan client. The Company also realized net securities gains of approximately $0.5 million during the first quarter of 2012. These increases were offset by a decrease in service charges on deposit accounts of approximately $0.7 million, or 14.4%, for the three months ended March 31, 2012, as compared with the same period in 2011 primarily due to a decrease in overdraft fee income.

Noninterest Expense and Income Tax Expense

Noninterest expense for the three months ended March 31, 2012 was $48.5 million, up $3.4 million or 7.6%, for the same period in 2011. Salaries and employee benefits increased $1.7 million, or 6.9%, for the three months ended March 31, 2012, compared with the same period in 2011. This increase was due primarily to increases in full-time-equivalent employees from branch acquisitions and merit increases. Professional fees and outside services increased $0.7 million, or 31.9%, for the three months ended March 31, 2012 as compared to the same period in 2011. This increase was due primarily to $0.3 million in legal expenses incurred related to a class action lawsuit. Data processing and communications expenses increased approximately $0.3 million, or 11.8%, for the three months ended March 31, 2012 as compared to the same period in 2011, due primarily to strategic expansion into new markets. Other operating expenses increased approximately $0.7 million for the three months ended March 31, 2012, as compared to the same period in 2011. This increase was due primarily to merger related expenses of $0.5 million incurred during the first quarter of 2012, with no other significant drivers. These increases were partially offset by a decrease in Federal Deposit Insurance Corporation (“FDIC”) expenses of approximately $0.6 million for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011. This decrease was due to the FDIC redefining the deposit insurance assessment base effective the second quarter of 2011. Income tax expense for the three month period ended March 31, 2012 was $5.9 million, down from $6.0 million for the same period in 2011. The effective tax rate was 30.0% for the three months ended March 31, 2012, as compared to 29.7% for the same period in 2011.

Balance Sheet

Total assets were $5.8 billion at March 31, 2012, up $186.6 million or 3.3% from December 31, 2011. Loans and leases were $3.8 billion at March 31, 2012, up $18.5 million from December 31, 2011. Total deposits were $4.6 billion at March 31, 2012, up $200.3 million from December 31, 2011. Stockholders’ equity was $548.7 million, representing a total equity-to-total assets ratio of 9.49% at March 31, 2012, compared with $538.1 million or a total equity-to-total assets ratio of 9.61% at December 31, 2011.

Stock Repurchase Program

The Company did not purchase any shares of its common stock during the three month period ended March 31, 2012. At March 31, 2012, there were 1,517,581 shares available for repurchase under two previously announced stock repurchase plans, which both expire on December 31, 2013.

Dividend

The Company anticipates that the NBT Board of Directors will declare a regular 2012 second-quarter cash dividend at their next scheduled meeting, which will be held on May 1, 2012.

Corporate Overview

NBT Bancorp Inc. is a financial holding company headquartered in Norwich, N.Y., with total assets of $5.8 billion at March 31, 2012. The company primarily operates through NBT Bank, N.A., a full-service community bank with two divisions, and through two financial services companies. NBT Bank, N.A. has 132 locations, including 89 NBT Bank offices in upstate New York, five NBT Bank offices in western Massachusetts, three NBT Bank offices in northwestern Vermont and 35 Pennstar Bank offices in northeastern Pennsylvania. EPIC Advisors, Inc., based in Rochester, N.Y., is a full-service 401(k) plan recordkeeping firm. Mang Insurance Agency, LLC, based in Norwich, N.Y., is a full-service insurance agency. More information about NBT and its divisions can be found on the Internet at: www.nbtbancorp.com, www.nbtbank.com, www.pennstarbank.com, www.epic1st.com and www.manginsurance.com.

Forward-Looking Statements

This news release contains forward-looking statements. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of NBT Bancorp and its subsidiaries and on the information available to management at the time that these statements were made. There are a number of factors, many of which are beyond NBT’s control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards and tax laws, may adversely affect the businesses in which NBT is engaged; (6) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than NBT; and (7) adverse changes may occur in the securities markets or with respect to inflation. Forward-looking statements speak only as of the date they are made. Except as required by law, NBT does not undertake to update forward-looking statements to reflect subsequent circumstances or events.

	NBT Bancorp Inc. and Subsidiaries SELECTED FINANCIAL HIGHLIGHTS
	(unaudited)
			Net		Percent
	2012	2011	Change		Change
	(dollars in thousands, except per share data)

Three Months Ended March 31,
Net Income	$13,650	$14,307	$(657)		-5%
Diluted Earnings Per Share	$0.41	$0.41	$0.00		0%
Weighted Average Diluted
Common Shares Outstanding	33,441,652	34,650,368	(1,208,716)		-3%
Return on Average Assets (1)	0.97%	1.08%	-11	bp	-10%
Return on Average Equity (1)	10.12%	10.78%	-66	bp	-6%
Net Interest Margin (2)	3.90%	4.11%	-21	bp	-5%

Asset Quality	March 31,	December 31,
	2012	2011
Nonaccrual Loans	$44,481	$38,290
90 Days Past Due and Still Accruing	$1,437	$3,190
Total Nonperforming Loans	$45,918	$41,480
Other Real Estate Owned	$1,954	$2,160
Total Nonperforming Assets	$47,872	$43,640
Allowance for Loan and Lease Losses	$71,334	$71,334
Allowance for Loan and Lease Losses to Total Loans and Leases	1.87%	1.88%
Total Nonperforming Loans to Total Loans and Leases	1.20%	1.09%
Total Nonperforming Assets to Total Assets	0.83%	0.78%
Past Due Loans to Total Loans and Leases	0.58%	0.89%
Allowance for Loan and Lease Losses to Total Nonperforming Loans	155.35%	171.97%
Net Charge-Offs to YTD Average Loans and Leases (1)	0.47%	0.56%

Capital
Equity to Assets	9.49%	9.61%
Book Value Per Share	$16.51	$16.23
Tangible Book Value Per Share	$11.94	$11.70
Tier 1 Leverage Ratio	8.80%	8.74%
Tier 1 Capital Ratio	11.64%	11.56%
Total Risk-Based Capital Ratio	12.90%	12.81%

Quarterly Common Stock Price	2012		2011
Quarter End	High	Low	High	Low
March 31	$24.10	$20.75	$24.98	$21.55
June 30			$23.32	$20.62
September 30			$23.25	$17.05
December 31			$22.63	$17.47

(1)	Annualized
(2)	Calculated on a FTE basis

	NBT Bancorp Inc. and Subsidiaries SELECTED FINANCIAL HIGHLIGHTS
	(unaudited)

	March 31,	December 31,	Net	Percent
	2012	2011	Change	Change
	(dollars in thousands)
Balance Sheet
Loans and Leases	$3,818,666	$3,800,203	$18,463	0%
Earning Assets	$5,319,419	$5,112,831	$206,588	4%
Total Assets	$5,784,973	$5,598,406	$186,567	3%
Deposits	$4,567,404	$4,367,149	$200,255	5%
Stockholders’ Equity	$548,733	$538,110	$10,623	2%

	March 31,	March 31,
	2012	2011
Average Balances	(dollars in thousands)
Three Months Ended
Loans and Leases	$3,809,461	$3,616,191	$193,270
Securities Available For Sale
(excluding unrealized gains or losses)	$1,212,766	$1,098,042	$114,724
Securities Held To Maturity	$70,542	$94,098	$(23,556)
Trading Securities	$3,298	$2,969	$329
Regulatory Equity Investment	$27,020	$27,246	$(226)
Short-Term Interest Bearing Accounts	$80,127	$141,309	$(61,182)
Total Earning Assets	$5,199,916	$4,976,886	$223,030
Total Assets	$5,659,458	$5,397,057	$262,401
Interest Bearing Deposits	$3,382,603	$3,289,925	$92,678
Non-Interest Bearing Deposits	$1,062,557	$904,748	$157,809
Short-Term Borrowings	$162,806	$153,374	$9,432
Long-Term Borrowings	$445,817	$445,401	$416
Total Interest Bearing Liabilities	$3,991,226	$3,888,700	$102,526
Stockholders’ Equity	$542,628	$538,211	$4,417

NBT Bancorp Inc. and Subsidiaries	March 31,	December 31,
Consolidated Balance Sheets (unaudited)	2012	2011
(in thousands)

ASSETS
Cash and due from banks	$108,400	$128,517
Short term interest bearing accounts	191,204	864
Securities available for sale, at fair value	1,243,122	1,244,619
Securities held to maturity (fair value of $71,570 and $72,198 at March 31, 2012 and December 31, 2011, respectively)	70,280	70,811
Trading securities	3,736	3,062
Federal Reserve and Federal Home Loan Bank stock	27,020	27,020
Loans and leases	3,818,666	3,800,203
Less allowance for loan and lease losses	71,334	71,334
Net loans and leases	3,747,332	3,728,869
Premises and equipment, net	75,232	74,541
Goodwill	133,614	132,029
Intangible assets, net	18,130	18,194
Bank owned life insurance	78,597	77,626
Other assets	88,306	92,254
TOTAL ASSETS	$5,784,973	$5,598,406

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand (noninterest bearing)	$1,111,563	$1,052,906
Savings, NOW, and money market	2,492,811	2,381,116
Time	963,030	933,127
Total deposits	4,567,404	4,367,149
Short-term borrowings	165,977	181,592
Long-term debt	370,490	370,344
Trust preferred debentures	75,422	75,422
Other liabilities	56,947	65,789
Total liabilities	5,236,240	5,060,296

Total stockholders' equity	548,733	538,110

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,784,973	$5,598,406

	Three Months Ended
NBT Bancorp Inc. and Subsidiaries	March 31,
Consolidated Statements of Income (unaudited)	2012	2011
(in thousands, except per share data)
Interest, fee and dividend income:
Loans and leases	$50,208	$50,860
Securities available for sale	7,366	7,904
Securities held to maturity	640	800
Other	392	493
Total interest, fee and dividend income	58,606	60,057
Interest expense:
Deposits	5,143	6,287
Short-term borrowings	41	58
Long-term debt	3,581	3,571
Trust preferred debentures	449	889
Total interest expense	9,214	10,805
Net interest income	49,392	49,252
Provision for loan and lease losses	4,471	3,965
Net interest income after provision for loan and lease losses	44,921	45,287
Noninterest income:
Insurance and other financial services revenue	6,154	5,773
Service charges on deposit accounts	4,341	5,072
ATM and debit card fees	2,962	2,668
Retirement plan administration fees	2,333	2,171
Trust	2,129	2,036
Bank owned life insurance income	971	1,035
Net securities gains	455	27
Other	3,711	1,344
Total noninterest income	23,056	20,126
Noninterest expense:
Salaries and employee benefits	26,725	25,004
Occupancy	4,491	4,522
Data processing and communications	3,258	2,914
Professional fees and outside services	2,725	2,066
Equipment	2,380	2,190
Office supplies and postage	1,671	1,545
FDIC expenses	931	1,496
Advertising	802	568
Amortization of intangible assets	819	733
Loan collection and other real estate owned	638	719
Other operating	4,034	3,304
Total noninterest expense	48,474	45,061
Income before income taxes	19,503	20,352
Income taxes	5,853	6,045
Net income	$13,650	$14,307
Earnings Per Share:
Basic	$0.41	$0.42
Diluted	$0.41	$0.41

NBT Bancorp Inc. and Subsidiaries	1Q	4Q	3Q	2Q	1Q
Quarterly Consolidated Statements of Income (unaudited)	2012	2011	2011	2011	2011
(in thousands, except per share data)
Interest, fee and dividend income:
Loans and leases	$50,208	$51,393	$50,991	$51,126	$50,860
Securities available for sale	7,366	7,461	7,771	7,947	7,904
Securities held to maturity	640	661	680	745	800
Other	392	383	342	440	493
Total interest, fee and dividend income	58,606	59,898	59,784	60,258	60,057
Interest expense:
Deposits	5,143	5,330	5,352	6,051	6,287
Short-term borrowings	41	39	56	52	58
Long-term debt	3,581	3,621	3,621	3,591	3,571
Trust preferred debentures	449	409	394	400	889
Total interest expense	9,214	9,399	9,423	10,094	10,805
Net interest income	49,392	50,499	50,361	50,164	49,252
Provision for loan and lease losses	4,471	5,576	5,175	6,021	3,965
Net interest income after provision for loan and lease losses	44,921	44,923	45,186	44,143	45,287
Noninterest income:
Insurance and other financial services revenue	6,154	4,918	5,127	5,025	5,773
Service charges on deposit accounts	4,341	5,405	5,532	5,455	5,072
ATM and debit card fees	2,962	2,911	3,135	2,928	2,668
Retirement plan administration fees	2,333	2,184	2,295	2,268	2,171
Trust	2,129	2,480	2,090	2,258	2,036
Bank owned life insurance income	971	716	674	660	1,035
Net securities gains	455	52	12	59	27
Other	3,711	1,464	1,329	1,208	1,344
Total noninterest income	23,056	20,130	20,194	19,861	20,126
Noninterest expense:
Salaries and employee benefits	26,725	25,105	25,068	24,035	25,004
Occupancy	4,491	3,967	3,887	3,987	4,522
Data processing and communications	3,258	3,186	3,054	3,117	2,914
Professional fees and outside services	2,725	2,552	2,215	2,088	2,066
Equipment	2,380	2,206	2,288	2,180	2,190
Office supplies and postage	1,671	1,655	1,531	1,342	1,545
FDIC expenses	931	886	920	965	1,496
Advertising	802	1,174	685	1,033	568
Amortization of intangible assets	819	760	782	771	733
Loan collection and other real estate owned	638	793	676	443	719
Other operating	4,034	5,128	3,940	3,196	3,304
Total noninterest expense	48,474	47,412	45,046	43,157	45,061
Income before income taxes	19,503	17,641	20,334	20,847	20,352
Income taxes	5,853	3,919	5,117	6,192	6,045
Net income	$13,650	$13,722	$15,217	$14,655	$14,307
Earnings per share:
Basic	$0.41	$0.42	$0.46	$0.43	$0.42
Diluted	$0.41	$0.41	$0.45	$0.43	$0.41

Three Months ended March 31,
		2012			2011
(dollars in thousands)	Average Balance	Interest	Yield/ Rates	Average Balance	Interest	Yield/ Rates
ASSETS
Short-term interest bearing accounts	$80,127	$35	0.18%	$141,309	$69	0.20%
Securities available for sale (1)(excluding unrealized gains or losses)	1,212,766	7,855	2.61%	1,098,042	8,501	3.14%
Securities held to maturity (1)	70,542	965	5.50%	94,098	1,202	5.18%
Investment in FRB and FHLB Banks	27,020	357	5.31%	27,246	425	6.33%
Loans and leases (2)	3,809,461	50,445	5.33%	3,616,191	51,092	5.73%
Total interest earning assets	$5,199,916	$59,657	4.61%	$4,976,886	$61,289	4.99%
Other assets	459,542			420,171
Total assets	$5,659,458			$5,397,057

LIABILITIES AND STOCKHOLDERS' EQUITY
Money market deposit accounts	$1,089,347	612	0.23%	$1,085,882	$1,116	0.42%
NOW deposit accounts	694,937	530	0.31%	698,141	635	0.37%
Savings deposits	641,969	114	0.07%	574,370	165	0.12%
Time deposits	956,350	3,887	1.63%	931,532	4,371	1.90%
Total interest bearing deposits	$3,382,603	$5,143	0.61%	$3,289,925	$6,287	0.78%
Short-term borrowings	162,806	41	0.10%	153,374	58	0.15%
Trust preferred debentures	75,422	449	2.40%	75,422	889	4.78%
Long-term debt	370,395	3,581	3.89%	369,979	3,571	3.91%
Total interest bearing liabilities	$3,991,226	$9,214	0.93%	$3,888,700	$10,805	1.13%
Demand deposits	1,062,557			904,748
Other liabilities	63,047			65,398
Stockholders' equity	542,628			538,211
Total liabilities and stockholders' equity	$5,659,458			$5,397,057
Net interest income (FTE)		50,443			50,484
Interest rate spread			3.68%			3.86%
Net interest margin			3.90%			4.11%
Taxable equivalent adjustment		1,051			1,232
Net interest income		$49,392			$49,252

(1)	Securities are shown at average amortized cost
(2)	For purposes of these computations, nonaccrual loans are included in the average loan balances outstanding

NBT Bancorp Inc. and Subsidiaries
Loans and Leases (Unaudited)

(In thousands)	March 31, 2012	December 31, 2011
Residential real estate mortgages	$581,709	$581,511
Commercial	631,019	611,298
Commercial real estate mortgages	896,149	888,879
Real estate construction and development	88,316	93,977
Agricultural and agricultural real estate mortgages	106,790	108,423
Consumer	954,910	946,470
Home equity	559,773	569,645
Total loans and leases	$3,818,666	$3,800,203